Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION PROMOTES MICHAEL HUTCHBY TO CHIEF FINANCIAL OFFICER

- Martin Levine to Remain as President of Aurora Financial Group -

FARMINGDALE, NJ – June 13, 2019 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) today announced the promotion of Michael Hutchby to Chief Financial Officer, from Controller, effective immediately.  Mr. Hutchby succeeds Martin Levine, who will remain in his role as President of Aurora Financial Group, Inc. (“Aurora”), Cherry Hill’s wholly-owned mortgage servicing subsidiary. Mr. Hutchby will report directly to Jay Lown, President and Chief Executive Officer.

“Marty has been a valuable contributor to Cherry Hill, playing a vital role in growing our business since our initial public offering six years ago.  The Board and I extend our sincerest gratitude to Marty for all of his efforts as CFO, and know as President of Aurora that he will continue to be an important member of the team,” said Mr. Lown.  “Concurrently, we are pleased to promote Mike to CFO. He has also been an instrumental part of our team since the IPO, and his deep experience, extensive knowledge of our business and the industry made him the natural candidate to succeed Marty as we continue to grow Cherry Hill.”

“I am eager to assume the CFO role, and extend my deepest appreciation to Marty for his ongoing support during the transition process,” said Mr. Hutchby.  “I am excited to work more closely with the leadership team, as well as continuing to support our efforts to create profitable growth and stockholder value, while maintaining and further enhancing the Company’s solid balance sheet.”

Prior to joining Cherry Hill, Mr. Hutchby was Vice President of Capital Markets for Freedom Mortgage Corporation, specializing in M&A, corporate development and capital raising.  Before Freedom Mortgage, he held multiple positions within the investment banking and financial consulting sectors at Sterne, Agee & Leach, Madison Place Partners and Bank of America Merrill Lynch. Mr. Hutchby worked at Sungard Energy Systems (SES) as a Senior Consultant, Product Manager and Quality Assurance Specialist, managing the development, deployment and support of complex energy commodities trading and risk analysis systems.  Mr. Hutchby has a B.A. in Economics from The Johns Hopkins University and an MBA from New York University's Stern School of Business.

About Cherry Hill Mortgage Investment Corporation
Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Investor Relations
(877) 870 –7005
InvestorRelations@CHMIreit.com